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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A
                                (AMENDMENT NO. 3)

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                               Purina Mills, Inc.
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             (Exact name of registrant as specified in its charter)


              Delaware                                     76-0407288
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(State of incorporation or organization)                 (IRS Employer
                                                       Identification No.)

1401 South Hanley Road, St. Louis, Missouri                  63144
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(Address of Principal executive offices)                  (Zip Code)

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If this form relates to the registration        If this form relates to the registration
of a class of securities pursuant to            of a class of securities pursuant to
Section 12(b) of the Exchange and is            Section 12(g) of the Exchange Act and is
effective upon filing pursuant to General       effective pursuant to General Instruction
Act and is effective pursuant to General        A.(d), please check the following box. |X|
Instruction Instruction A.(c), please
check the following box. |_|

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Securities Act registration statement                          3-66606
file number to which this form relates:                   -----------------
                                                           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                  Name of each exchange on which
          to be so registered                  each class is to be registered
          -------------------                  ------------------------------
                  --                                          --
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                  --                                          --
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Securities to be registered pursuant to Section 12(g) of this Act:

                       Rights to Purchase Preferred Shares
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                                 Title of class


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.
         ------------------------------------------

                  On June 17, 2001, the Board of Directors of Purina Mills, Inc. (the "Company") adopted Amendment No. 3 (the "Amendment") to the Rights Agreement, dated as of June 29, 2000, between the Company and Wells Fargo Bank Minnesota, N.A. (successor to Norwest Bank Minnesota, N.A.), as rights agent, as amended on December 1, 2000 and May 29, 2001 (as amended, the "Rights Agreement"). The Amendment updated the mailing address of the rights agent and made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Agreement of Plan and Merger, dated as of June 17, 2001, by and among the Company, Land O'Lakes, Inc., a Minnesota cooperative corporation, LOL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of Land O'Lakes, Inc., and LOL Holdings III, Inc., a Delaware corporation and a wholly owned subsidiary of LOL Holdings II, Inc. (the "Merger Agreement"). The Amendment also provides that a person or entity (other than the Company, certain related persons and GSCP Recovery, Inc.) will become an Acquiring Person under the Rights Agreement if such person or entity, together with all of its affiliates and associates, becomes the beneficial owner of 10% or more of the outstanding common stock of the Company. If any person or entity (other than the Company, certain related persons and GSCP Recovery, Inc.), together with its affiliates and associates, beneficially owns 10% or more of the outstanding common stock of the Company as of, and immediately prior to the first date of the public announcement of the execution of the Merger Agreement, that person or entity will not be deemed to have become an Acquiring Person under the Rights Agreement unless and until such time as such person or entity or any of its affiliates or associates becomes the beneficial owner of additional shares of the Company's common stock.

                  The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.


ITEM 2.  EXHIBITS.

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
                  EXHIBIT
                  NUMBER            EXHIBIT
                  -------           -------
                  4.1               Amendment No. 3, dated as of June 17, 2001, to the Rights Agreement, dated as of June 29, 2000, as amended, between the Company and Wells Fargo Bank
                                    Minnesota, N.A. (successor to Norwest Bank Minnesota, N.A.).

                  99.1              Press Release, dated June 18, 2001.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   PURINA MILLS, INC.



                                   By:   /s/ Darrell D. Swank
                                         ---------------------------------------
                                         Name:    Darrell D. Swank
                                         Title:   Executive Vice President,
                                                  Chief Financial Officer and
                                                  Secretary


Dated:  June 18, 2001




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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER   EXHIBIT
-------  -------
4.1 Amendment No. 3, dated as of June 17, 2001, to the Rights Agreement, dated as of June 29, 2000, as amended, between the Company and Wells Fargo Bank Minnesota, N.A. (successor to Norwest Bank Minnesota, N.A.).

99.1     Press Release, dated June 18, 2001.




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